Exhibit 99.1

Contact:

Contact: Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.
Reports
Fourth Quarter
And
Year Ended December 31, 2006
Results

Company Reports Fourth Quarter 2006
Funds from Operations Per Share (Diluted) of $1.34, Up 10% Over 2005,
and Earnings Per Share (Diluted) of $0.57, and Year Ended December 31, 2006
Funds from Operations Per Share (Diluted) of $5.16, Up 7% Over 2005,
and Earnings Per Share (Diluted) of $2.25

Highlights

Fourth Quarter 2006:

  Fourth Quarter 2006 Funds from Operations (FFO) Per Share (Diluted) of $1.34 up 10%
  Fourth Quarter 2006 Total Revenues up 45%, FFO Available to Common Stockholders up 42%
  Fourth Quarter 2006 Earnings Per Share (Diluted) of $0.57
  Executed 34 Leases for 427,000 Square Feet
  Fourth Quarter 2006 GAAP Rental Rate Increase of 29%
  Fourth Quarter 2006 GAAP Same Property Revenues Less Operating Expenses up 2.3%
  Acquired Eight Properties aggregating 573,000 Square Feet
  Completed Redevelopment of Multiple Spaces at Two Properties aggregating 87,000 Square Feet
  Executed East River Science Park ("ERSP") Ground Lease in New York City
  Commenced Ground-Up Development of ERSP, consisting of 725,000 Square Feet, Plus One Additional Development of 135,000 Square Feet
  Closed $1.4 Billion Credit Facility Consisting of an $800 Million Unsecured Revolving Credit Facility and a $600 Million Term Loan Plus a $500 Million Accordion
  In January 2007, Closed $460 Million of 3.70% Convertible Notes Due 2027

Year Ended December 31, 2006:

  2006 Funds from Operations (FFO) Per Share (Diluted) of $5.16 up 7%
  2006 Total Revenues up 33%, FFO Available to Common Stockholders up 28%
  2006 Earnings Per Share (Diluted) of $2.25
  Executed 113 Leases for 1,588,000 Square Feet
  2006 GAAP Rental Rate Increase of 14.1%
  2006 GAAP Same Property Revenues Less Operating Expenses up 2.1%
  Acquired 25 Properties aggregating 2.4 Million Square Feet
  Acquired Three Land Parcels aggregating 662,000 Square Feet
  Completed Redevelopment of Multiple Spaces at Eleven Properties aggregating 356,000 Square Feet
  Completed Ground-Up Development of Four Properties aggregating 360,000 Square Feet
  Commenced Ground-Up Development of Three Properties aggregating 1,022,000 Square Feet
  2006 Common Stock Dividends up 6% Over 2005 to $0.74 Per Share
  Closed $146 Million Fixed Rate Financing

PASADENA, CA. - February 8, 2007 -- Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced operating and financial results for the fourth quarter and year ended December 31, 2006.

For the fourth quarter of 2006, we reported total revenues of $93,440,000 and FFO available to common stockholders of $39,054,000, or $1.34 per share (diluted), compared to total revenues of $64,652,000 and FFO available to common stockholders of $27,592,000, or $1.22 per share (diluted), for the fourth quarter of 2005. Comparing the fourth quarter of 2006 to the fourth quarter of 2005, total revenues increased 45%, FFO available to common stockholders increased 42% and FFO per share (diluted) increased 10%. For the year ended December 31, 2006, we reported total revenues of $316,821,000 and FFO available to common stockholders of $131,665,000, or $5.16 per share (diluted), compared to total revenues of $238,138,000 and FFO available to common stockholders of $102,689,000, or $4.82 per share (diluted), for the year ended December 31, 2005. Comparing the year ended December 31, 2006 to the year ended December 31, 2005, total revenues increased 33%, FFO available to common stockholders increased 28% and FFO per share (diluted) increased 7%.

FFO is a non-GAAP measure widely used by publicly-traded real estate investment trusts. A reconciliation of GAAP net income available to common stockholders to FFO available to common stockholders, on both an aggregate and a per share diluted basis, is included in the financial information accompanying this press release. The primary reconciling item between GAAP net income available to common stockholders and FFO available to common stockholders is depreciation and amortization expense. Depreciation and amortization expense for the three months ended December 31, 2006 and 2005 was $22,454,000 and $15,451,000, respectively. Depreciation and amortization expense for the year ended December 31, 2006 and 2005 was $74,039,000 and $55,416,000, respectively. Net income available to common stockholders for the fourth quarter of 2006 was $16,512,000, or $0.57 per share (diluted), compared to net income available to common stockholders of $12,157,000, or $0.54 per share (diluted) for the fourth quarter of 2005. Net income available to common stockholders for the year ended December 31, 2006 was $57,326,000, or $2.25 per share (diluted), compared to net income available to common stockholders of $47,343,000, or $2.22 per share (diluted) for the year ended December 31, 2005.

For the fourth quarter of 2006, we executed a total of 34 leases for approximately 427,000 square feet of space at 23 different properties (excluding month-to-month leases). Of this total, approximately 187,000 square feet related to new or renewal leases of previously leased space and approximately 240,000 square feet related to redeveloped, developed or previously vacant space. Of the 240,000 square feet, approximately 177,000 square feet were delivered from our redevelopment or development programs, with the remaining approximately 63,000 square feet related to previously vacant space. Rental rates for these new or renewal leases were on average approximately 29% higher (on a GAAP basis) than rental rates for expiring leases. For the year ended December 31, 2006, we executed a total of 113 leases for approximately 1,588,000 square feet of space at 54 different properties (excluding month-to-month leases). Of this total, approximately 705,000 square feet related to new or renewal leases of previously leased space and approximately 883,000 square feet related to redeveloped, developed or previously vacant space. Of the 883,000 square feet, approximately 603,000 square feet were delivered from our redevelopment or development programs, with the remaining approximately 280,000 square feet related to previously vacant space. Rental rates for new or renewal leases were on average approximately 14.1% higher (on a GAAP basis) than rental rates for expiring leases.

During the fourth quarter of 2006, we acquired 8 properties aggregating approximately 573,000 square feet. The aggregate consideration was approximately $229 million. The largest property aggregating approximately 185,000 rentable square feet in the Eastern Massachusetts market is currently occupied by multiple tenants. In addition to the existing rentable square footage of approximately 185,000, this property also has an additional 240,000 developable square footage.

As of December 31, 2006, approximately 90% of our leases (on a square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses, including increases thereto. In addition, as of December 31, 2006, approximately 4% of our leases (on a square footage basis) required the tenants to pay a majority of operating expenses. Additionally, as of December 31, 2006, approximately 91% of our leases (on a square footage basis) provided for the recapture of certain capital expenditures and approximately 89% of our leases (on a square footage basis) contained effective annual rent escalations that are either fixed or indexed based on the consumer price index or another index.

Based on our current view of existing market conditions and certain current assumptions, our guidance for FFO per share (diluted) and earnings per share (diluted) is as follows:

2007
FFO per share (diluted)	$5.71
Earnings per share (diluted)	$2.35

Alexandria Real Estate Equities, Inc. is a publicly-traded real estate investment trust focused principally on the ownership, operation, management, acquisition and selective redevelopment and development of properties for the life sciences industry. Our properties are designed and improved for lease primarily to institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, life science product, service, biodefense and translational research entities, as well as governmental agencies. We are the leading provider of real estate to the life science industry with an asset base that currently consists of 159 properties comprising approximately 11.2 million square feet plus an imbedded pipeline for the ground-up development of approximately 6.0 million additional square feet.

This press release contains forward-looking statements, including earnings guidance, within the meaning of the federal securities laws. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

                                                                   Three Months       Three Months           Year               Year
                                                                       Ended              Ended              Ended              Ended
                                                                 December 31, 2006  December 31, 2005  December 31, 2006  December 31, 2005
                                                                 -----------------  -----------------  -----------------  -----------------
Income statement data
Total revenues                                                  $          93,440  $          64,652  $         316,821  $         238,138

Expenses
  Rental operations                                                        22,029             14,371             71,550             53,107
  General and administrative                                                6,697              5,908             26,071             21,088
  Interest                                                                 21,148             13,387             71,371             49,116
  Depreciation and amortization                                            22,389             14,885             73,572             53,993
                                                                 -----------------  -----------------  -----------------  -----------------
                                                                           72,263             48,551            242,564            177,304
Minority interests' share of income                                           838                377              2,287                634
                                                                 -----------------  -----------------  -----------------  -----------------
Income from continuing operations                                          20,339             15,724             71,970             60,200

Income from discontinued operations, net                                      196                456              1,446              3,233
                                                                 -----------------  -----------------  -----------------  -----------------
Net income                                                                 20,535             16,180             73,416             63,433

Dividends on preferred stock                                                4,023              4,023             16,090             16,090
                                                                 -----------------  -----------------  -----------------  -----------------
Net income available to common stockholders                     $          16,512  $          12,157  $          57,326  $          47,343
                                                                 =================  =================  =================  =================

Weighted average shares of common stock outstanding
    Basic                                                              28,821,942         22,267,275         25,102,200         20,948,915
                                                                 =================  =================  =================  =================
    Diluted                                                            29,222,144         22,672,986         25,524,478         21,316,886
                                                                 =================  =================  =================  =================

Earnings per share - basic
   Continuing operations (net of preferred stock dividends)     $            0.56  $            0.53  $            2.22  $            2.11
   Discontinued operations, net                                              0.01               0.02               0.06               0.15
                                                                 -----------------  -----------------  -----------------  -----------------
   Earnings per share - basic                                   $            0.57  $            0.55  $            2.28  $            2.26
                                                                 =================  =================  =================  =================
Earnings per share - diluted
   Continuing operations (net of preferred stock dividends)     $            0.56  $            0.52  $            2.19  $            2.07
   Discontinued operations, net                                              0.01               0.02               0.06               0.15
                                                                 -----------------  -----------------  -----------------  -----------------
   Earnings per share - diluted                                 $            0.57  $            0.54  $            2.25  $            2.22
                                                                 =================  =================  =================  =================

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Financial Information
 (Unaudited)

Funds from Operations

Generally accepted accounting principles ("GAAP") basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") established the measurement tool of Funds From Operations ("FFO"). Since its introduction, FFO has become a widely used non- GAAP financial measure by REITs. We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper (the "White Paper") and related implementation guidance, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. While FFO is a relevant and widely used measure of operating performance for REITs, it should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The following table presents a reconciliation of net income available to common stockholders, the most directly comparable GAAP financial measure to FFO, to funds from operations available to common stockholders for the three months and year ended December 31, 2006 and 2005 (in thousands, except per share data):

                                                                   Three Months        Three Months          Year               Year
                                                                       Ended              Ended              Ended              Ended
                                                                 December 31, 2006  December 31, 2005  December 31, 2006  December 31, 2005
                                                                 -----------------  -----------------  -----------------  -----------------
Reconciliation of net income available to common stockholders to funds from operations available to common stockholders

Net income available to common stockholders                     $          16,512  $          12,157  $          57,326  $          47,343
Add:
   Depreciation and amortization (1)                                       22,454             15,451             74,039             55,416
   Minority interests' share of income                                        838                377              2,287                634
Subtract:
   Gain on sales of property (2)                                               --                 --                (59)               (36)
   FFO allocable to minority interest                                        (750)              (393)            (1,928)              (668)
                                                                 -----------------  -----------------  -----------------  -----------------
Funds from operations available to common stockholders          $          39,054  $          27,592  $         131,665  $         102,689
                                                                 =================  =================  =================  =================
FFO per share
   Basic                                                        $            1.36  $            1.24  $            5.25  $            4.90
                                                                 =================  =================  =================  =================
   Diluted                                                      $            1.34  $            1.22  $            5.16  $            4.82
                                                                 =================  =================  =================  =================

Reconciliation of earnings per share (diluted) to
   FFO per share (diluted)

Earnings per share (diluted)                                    $            0.57  $            0.54  $            2.25  $            2.22
   Depreciation and amortization (1)                                         0.77               0.68               2.90               2.60
   Minority interests' share of income                                       0.03               0.02               0.09               0.03
   Gain on sales of property (2)                                               --                 --                 --                 --
   FFO allocable to minority interest                                       (0.03)             (0.02)             (0.08)             (0.03)
                                                                 -----------------  -----------------  -----------------  -----------------
FFO per share (diluted)                                         $            1.34  $            1.22  $            5.16  $            4.82
                                                                 =================  =================  =================  =================

  Includes depreciation and amortization on assets "held for sale" reflected as discontinued operations (for the periods prior to when such assets were designated as "held for sale").

  Gain on sales of property relates to the disposition of one property in the New Jersey/Suburban Philadelphia market during the second quarter of 2006, two properties in the Suburban Washington D.C. market during the second quarter of 2006 and one property in the Southeast market during the third quarter of 2005. Gain on sales of property is included in the income statement in income from discontinued operations, net.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Supplemental Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Quarterly Supplemental Financial Information

                                                                              For the Three Months Ended
                                                      12/31/2006      09/30/2006     06/30/2006      03/31/2006   12/31/2005
Operational data                                      -----------    ------------    -----------     -----------  -----------
Breakdown of revenues from continuing operations (a)
   Rental income                                     $    70,435          63,996         54,485     $    52,293  $    49,978
   Tenant recoveries                                      19,062          17,484         13,222          13,992       13,016
   Other income                                            3,943           3,431          2,480           1,998        1,658
                                                      -----------    ------------    -----------     -----------  -----------
   Total                                             $    93,440          84,911         70,187     $    68,283  $    64,652
                                                      ===========    ============    ===========     ===========  ===========
Funds from operations per share - diluted (b)        $      1.34            1.32           1.26     $      1.24  $      1.22
Dividends per share on common stock                  $      0.74            0.72           0.70     $      0.70  $      0.70
Dividend payout ratio (common stock) (c)                    55.6%           59.6%          63.7%           57.0%        57.2%
Straight-line rent                                   $     5,671           4,515          3,674     $     2,977  $     1,492
                                                                                                     As of
                                                      12/31/2006      09/30/2006     06/30/2006      03/31/2006   12/31/2005
Other data                                            -----------    ------------    -----------     -----------  -----------
Number of shares of common stock outstanding
   at end of period                                   29,012,135      28,957,698     26,387,076      22,555,587   22,441,294
Number of properties (d)
   Acquired/added/completed during period                      8              10              5               6            6
   Sold/reconstructed during period                           --              --             (3)             --           --
   Owned at end of period                                    159             151            141             139          133
Rentable square feet (d)
   Acquired/added/completed during period                573,027       1,342,365        386,776         380,043      415,978
   Sold/reconstructed during period                           --              --       (268,099)             --           --
   Owned at end of period                             11,232,351      10,659,324      9,315,959       9,197,282    8,817,239

Debt to total market capitalization (e)
Total debt                                           $ 2,024,866       1,721,348      1,305,103     $ 1,544,430  $ 1,406,666
Preferred stock market capitalization                    193,360         194,142        193,866         193,917      192,419
Common stock market capitalization                     2,912,818       2,716,232      2,340,006       2,150,224    1,806,524
                                                      -----------    ------------    -----------     -----------  -----------
Total market capitalization                          $ 5,131,044       4,631,722      3,838,975     $ 3,888,571  $ 3,405,609
                                                      -----------    ------------    -----------     -----------  -----------
Debt to total market capitalization                         39.5%           37.2%          34.0%           39.7%        41.3%

  The historical results above exclude the results of assets "held for sale" which have been reflected as discontinued operations.
  See page 5 for a reconciliation of earnings per share (diluted) to FFO per share (diluted).
  Dividend payout ratio (common stock) is the ratio of the absolute dollar amount of dividends on our common stock (common stock shares outstanding on the respective record date multiplied by the related dividend per share) to funds from operations for the respective quarter.
  Includes assets "held for sale" during the applicable periods such assets were "held for sale".
  Debt to market capitalization is the ratio of total debt (secured notes payable and unsecured line of credit and unsecured term loan) to total market capitalization. Total market capitalization is equal to outstanding shares of preferred stock and common stock multiplied by the related closing prices at the end of each period presented, plus total debt.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Supplemental Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Annual Supplemental Financial Information

                                                                                  For the Year Ended
                                                      12/31/2006      12/31/2005     12/31/2004      12/31/2003   12/31/2002
Operational data                                      -----------                    -----------     -----------  -----------
Breakdown of revenues from continuing operations (a)
   Rental income                                     $   241,209        $184,812       $140,391     $   122,565  $   107,863
   Tenant recoveries                                      63,760          48,528         34,386          30,619       27,589
   Other income                                           11,852           4,798          3,523           2,051        1,538
                                                      -----------    ------------    -----------     -----------  -----------
   Total                                             $   316,821         238,138        178,300     $   155,235  $   136,990
                                                      ===========    ============    ===========     ===========  ===========
Funds from operations per share - diluted (b)        $      5.16            4.82           4.41 (f) $      4.23  $      3.81
Dividends per share on common stock                  $      2.86            2.72           2.52     $      2.20  $      2.00
Dividend payout ratio (common stock) (c)                    58.8%           57.9%          56.7%(g)        51.8%        52.7%
                                                                            As of
                                                      12/31/2006      12/31/2005     12/31/2004      12/31/2003   12/31/2002
Other data                                            -----------    ------------    -----------     -----------  -----------
Number of shares of common stock outstanding
   at end of period                                   29,012,135      22,441,294     19,594,418      19,264,023   18,973,957
Number of properties (d)
   Acquired/added/completed during period                     29              22             23               4            6
   Sold/reconstructed during period                           (3)             (1)            (1)             (4)          --
   Owned at end of period                                    159             133            112              90           90
Rentable square feet (d)
   Acquired/added/completed during period              2,683,211       1,392,299      1,717,209         267,164      427,077
   Sold/reconstructed during period                     (268,099)        (16,500)         2,891        (338,256)          --
   Owned at end of period                             11,232,351       8,817,239      7,441,440       5,721,340    5,792,432

Debt to total market capitalization (e)
Total debt                                           $ 2,024,866       1,406,666      1,186,946     $   709,007  $   614,878
Preferred stock market capitalization                    193,360         192,419        199,360         104,421      100,670
Common stock market capitalization                     2,912,818       1,806,524      1,458,217       1,115,387      808,291
                                                      -----------    ------------    -----------     -----------  -----------
Total market capitalization                          $ 5,131,044       3,405,609      2,844,523     $ 1,928,815  $ 1,523,839
                                                      -----------    ------------    -----------     -----------  -----------
Debt to total market capitalization                         39.5%           41.3%          41.7%           36.8%        40.4%

  The historical results above exclude the results of assets "held for sale" which have been reflected as discontinued operations.
  See page 5 for a reconciliation of earnings per share (diluted) to FFO per share (diluted).
  Dividend payout ratio (common stock) is the ratio of the absolute dollar amount of dividends on our common stock (common stock shares outstanding on the respective record date multiplied by the related dividend per share) to funds from operations for the respective quarter.
  Includes assets "held for sale" during the applicable periods such assets were "held for sale".
  Debt to total market capitalization is the ratio of total debt (secured notes payable and unsecured line of credit and unsecured term loan) to total market capitalization. Total market capitalization is equal to outstanding shares of preferred stock and common stock multiplied by the related closing prices at the end of each period presented, plus total debt.
  Includes the effect of the preferred stock redemption charge of $1,876,000 or $0.10 per share (diluted) recorded in the second quarter of 2004.
  Excluding the impact of the preferred stock redemption charge, the dividend payout ratio (common stock) for 2004 was 55.5%.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Condensed Consolidated Balance Sheets
(In thousands)

                                                          December 31,   December 31,
                                                            2006           2005
                                                        ------------   ------------
                                                        (Unaudited)
Assets

  Rental properties, net                               $  2,924,881  $   1,788,818
  Properties under development and development land         397,701        329,338
  Cash and cash equivalents                                   2,948          3,911
  Tenant security deposits and other restricted cash         34,360         21,013
  Tenant receivables                                          6,330          4,764
  Deferred rent                                              68,412         54,573
  Investments                                                74,824         82,010
  Other assets                                              108,021         78,023
                                                       ------------- --------------
     Total assets                                      $  3,617,477  $   2,362,450
                                                       ============= ==============

Liabilities and Stockholders' Equity
  Secured notes payable                                $  1,174,866  $     666,666
  Unsecured line of credit and unsecured term loan          850,000        740,000
  Accounts payable, accrued expenses and
   tenant security deposits                                 158,119         86,391
  Dividends payable                                          25,363         19,478
                                                       ------------- --------------
     Total liabilities                                    2,208,348      1,512,535
                                                       ------------- --------------
  Minority interest                                          57,477         20,115
  Stockholders' equity:
   Series B preferred stock                                  57,500         57,500
   Series C preferred stock                                 129,638        129,638
   Common stock                                                 290            224
   Additional paid-in capital                             1,139,629        607,405
   Accumulated other comprehensive income                    24,595         35,033
                                                       ------------- --------------
     Total stockholders' equity                           1,351,652        829,800
                                                       ------------- --------------
     Total liabilities and stockholders' equity        $  3,617,477  $   2,362,450
                                                       ============= ==============

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Debt
December 31, 2006
(Dollars in thousands)
(Unaudited)

Principal Maturities/Rates
                                     Secured Debt                      Unsecured Debt
                          ----------------------------      ----------------------------
                                           Weighted                          Weighted
                                            Average                           Average
         Year               Amount       Interest Rate(1)     Amount       Interest Rate(2)
-----------------------  ------------    -------------      -----------    -------------
         2007                 72,790         6.21%         $        --               --
         2008                290,088         6.17%                  --               --
         2009                 45,986         6.26%                  --               --
         2010                 93,259         6.23%             250,000            6.50% (2)
         2011                108,204         6.09%             600,000            5.76% (2)
      Thereafter             564,539         6.00%                  --               --
                          -----------                       -----------
         Total           $ 1,174,866                       $   850,000
                          ===========                       ===========

Secured and Unsecured Debt Analysis

                                       Percentage   Weighted       Weighted
                                           of       Average         Average
                             Balance     Balance Interest Rate     Maturity
                           -----------   ------- --------------   -----------
Secured Debt              $ 1,174,866      58.0%     6.21%         5.3 Years
Unsecured Debt                850,000      42.0%     5.98%     (3) 4.5 Years
                           -----------   ------- --------------   -----------
Total Debt                $ 2,024,866     100.0%     6.11%         5.0 Years
                           ===========   ======= ==============   ===========

Fixed and Floating Rate Debt Analysis

                                       Percentage   Weighted       Weighted
                                           of       Average         Average
                             Balance     Balance Interest Rate     Maturity
                           -----------   ------- --------------   -----------
Fixed Rate Debt           $   939,976      46.4%     6.11%         6.0 Years
Floating Rate Debt - Hedged   628,500      31.0%     5.88%     (3) 4.9 Years
Floating Rate Debt - Unhed    456,390      22.6%     6.58%         3.1 Years
                           -----------   ------- --------------   -----------
Total Debt                $ 2,024,866     100.0%     6.11%         5.0 Years
                           ===========   ======= ==============   ===========

  The weighted average interest rate related to our secured debt is calculated based on the outstanding debt as of December 31st of the year immediately preceding the year presented.
  The weighted average interest rates related to our unsecured line of credit and unsecured term loan are calculated based on borrowings outstanding as of December 31, 2006. The unsecured line of credit matures in October 2010 and may be extended at our sole option for an additional one year period. The unsecured term loan matures in October 2011 and may be extended at our sole option for an additional one year period. The weighted average interest rate includes the effect of our interest rate swap agreements.
  The weighted average interest rates include the effect of our interest rate swap agreements. See page 10 for further detail of our interest rate agreements.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Interest Rate Swap Agreements (1)
December 31, 2006
(Dollars in thousands)
(Unaudited)

                                                             Effective at
                                                Notional     December 31,   Interest
Transaction Dates         Effective Dates       Amounts          2006     Pay Rates (2) Termination Dates
----------------------- --------------------  ------------ -------------- ------------  -----------------

December 2003           December 29, 2006          50,000  $      50,000        5.090%  October 31, 2008

April 2004              April 28, 2006             50,000         50,000        4.230%  April 30, 2007

April 2004              April 30, 2007             50,000            -          4.850%  April 30, 2008

June 2004               June 30, 2005              50,000         50,000        4.343%  June 30, 2007

December 2004           December 31, 2004          50,000         50,000        3.590%  January 2, 2008

December 2004           January 3, 2006            50,000         50,000        3.927%  July 1, 2008

May 2005                June 30, 2006              50,000         50,000        4.270%  June 29, 2007

May 2005                November 30, 2006          25,000         25,000        4.330%  November 30, 2007

May 2005                June 29, 2007              50,000            -          4.400%  June 30, 2008

May 2005                November 30, 2007          25,000            -          4.460%  November 28, 2008

May 2005                June 30, 2008              50,000            -          4.509%  June 30, 2009

May 2005                November 28, 2008          25,000            -          4.615%  November 30, 2009

December    2005        December 29, 2006          50,000         50,000        4.730%  November 30, 2009

December    2005        December 29, 2006          50,000         50,000        4.740%  November 30, 2009

December    2005        January 2, 2008            50,000            -          4.768%  December 31, 2010

June 2006               June 30, 2006             125,000        125,000        5.299%  September 30, 2009

June 2006               October 31, 2008           50,000            -          5.340%  December 31, 2010

June 2006               October 31, 2008           50,000            -          5.347%  December 31, 2010

June 2006               June 30, 2008              50,000            -          5.325%  June 30, 2010

June 2006               June 30, 2008              50,000            -          5.325%  June 30, 2010

December    2006        December 31, 2006          50,000         50,000        4.990%  March 31, 2014

December    2006        June 29, 2007              50,000            -          4.920%  October 31, 2008

December    2006        November 30, 2009          75,000            -          5.015%  March 31, 2014

December    2006        November 30, 2009          75,000            -          5.023%  March 31, 2014

December    2006        December 31, 2010         100,000            -          5.015%  October 31, 2012

                                                           --------------
Total Notional Amount in Effect at December 31, 2006        $    600,000
                                                           ==============
  These interest rate swap agreements relate to our unsecured line of credit and unsecured term loan. For all interest rate swap agreements, interest is received based on one month LIBOR.
  The interest pay rates represent the interest rate we will pay for one month LIBOR under the respective interest rate swap agreement. These rates do not include any spread in addition to one month LIBOR that is due monthly as interest expense under our unsecured line of credit and unsecured term loan.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Same Property Comparisons
 (Dollars in thousands)
(Unaudited)

                                   GAAP Basis    (1)                   Cash Basis  (1)
                         --------------------------------    -------------------------------
                                   Quarter Ended                       Quarter Ended
                         ----------  ---------- ---------    ----------  ---------- --------
                         12/31/2006  12/31/2006 % Change     12/31/2006  12/31/2005 % Change
                         ----------  ---------- ---------    ----------  ---------- --------

Revenue (2)             $   55,650  $   53,652       3.7%   $   53,886  $   51,219      5.2%
Operating expenses          12,781      11,745       8.8%       12,781      11,745      8.8%
                         ----------  ---------- ---------    ----------  ---------- --------
Revenue less
operating expenses      $   42,869  $   41,907       2.3%   $   41,105  $   39,474      4.1%
                         ==========  ========== =========    ==========  ========== ========

                                   GAAP Basis    (1)                   Cash Basis  (1)
                         --------------------------------    -------------------------------
                                   Year Ended                          Year Ended
                         ----------  ---------- ---------    ----------  ---------- --------
                         12/31/2006  12/31/2005 % Change     12/31/2006  12/31/2005 % Change
                         ----------  ---------- ---------    ----------  ---------- --------

Revenue (2)             $  183,280  $  179,088       2.3%   $  176,248  $  169,652      3.9%
Operating expenses          41,705      40,371       3.3%       41,705      40,371      3.3%
                         ----------  ---------- ---------    ----------  ---------- --------
Revenue less
operating expenses      $  141,575  $  138,717       2.1%   $  134,543  $  129,281      4.1%
                         ==========  ========== =========    ==========  ========== ========

NOTE: This summary represents operating data for all properties that were owned and fully operating for the entire periods presented (the "Fourth Quarter Same Properties") for the quarter periods and (the "2006 Same Properties") for the full year periods. Same Property Occupancy for the quarters ended December 31, 2006 and 2005 was 95.5% and 95.7%, respectively. Same Property Occupancy for the year ended December 31, 2006 and 2005 was 95.8% and 95.8%, respectively. Properties undergoing redevelopment are excluded from same property results. If the portion of redevelopment properties not undergoing redevelopment were included in the Same Property results, the percentage change in GAAP Basis and Cash Basis revenue less operating expenses associated with the Fourth Quarter Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses for the quarters ended December 31, 2006 and 2005 would have been 2.6% and 3.9%, respectively. If the portion of redevelopment properties not undergoing redevelopment were included in the Same Property results, the percentage change in GAAP Basis and Cash Basis revenue less operating expenses associated with the 2006 Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses for the year ended December 31, 2006 and 2005 would have been 3.2% and 5.0%, respectively.

  Revenue less operating expenses computed under GAAP is total revenue associated with the Fourth Quarter Same Properties and 2006 Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses. Under GAAP, rental revenue is recognized on a straight-line basis over the respective lease terms. Revenue less operating expenses on a cash basis is total revenue associated with the Fourth Quarter Same Properties and 2006 Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses, adjusted to exclude the effect of straight- line rent adjustments required by GAAP. Straight-line rent adjustments for the quarters ended December 31, 2006 and 2005 for the Fourth Quarter Same Properties were $1,764,000 and $2,433,000, respectively. Straight-line rent adjustments for the year ended December 31, 2006 and 2005 for the 2006 Same Properties were $7,032,000 and $9,436,000, respectively. We believe that revenue less operating expenses on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent adjustments to rental revenue.
  Fees received from tenants in connection with termination of their leases, if any, are excluded from revenue in the Same Property Comparisons. As of December 31, 2006, approximately 90% of our leases (on a square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses, including increases thereto. In addition, as of December 31, 2006, approximately 4% of our leases (on a square footage basis) required the tenants to pay a majority of operating expenses.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Summary of Properties

(Dollars in thousands)

                                                                 December 31, 2006                                 September 30, 2006
                                         -------------------------------------------------------------------------   -------------
                                                           Rentable Square Feet
                                          Number of  -----------------------------------  Annualized    Occupancy      Occupancy
                                         Properties   Operating  Redevelopment  Total     Base Rent (1)Percentage (1) Percentage  (2)
                                         ----------- ----------- ----------- ----------- -----------   -----------   -------------
Markets
California - Los Angeles Metro                    2      31,343      29,660      61,003  $      775          82.5%           86.4%
California - San Diego                           27   1,149,369     160,887   1,310,256      29,385          89.5%           93.3%
California - San Francisco Bay                   24   1,660,349      72,902   1,733,251      49,666          94.0%           94.4%
Eastern Massachusetts                            39   3,044,186     230,917   3,275,103      99,515          95.9%           95.3%
New Jersey/Suburban Philadelphia                  8     443,349        -        443,349       8,907          96.6%           96.6%
Southeast                                        12     612,565      45,841     658,406       9,221          78.1%(3)        78.8%(3)
Suburban Washington D.C.                         32   2,575,370        -      2,575,370      54,063          92.5%           92.8%
Washington - Seattle                             12     806,759      72,492     879,251      25,557          94.9%           89.0%
International - Canada                            3     296,362        -        296,362       6,486         100.0%          100.0%
                                         ----------- ----------- ----------- ----------- -----------   -----------   -------------
Total Properties                                159  10,619,652     612,699  11,232,351  $  283,575          93.1%(4)        93.1%(5)
                                         =========== =========== =========== =========== ===========   ===========   =============

  Excludes spaces at properties totaling 612,699 square feet undergoing a permanent change in use to office/laboratory space through redevelopment.
  Excludes spaces at properties totaling 533,696 square feet undergoing a permanent change in use to office/laboratory space through redevelopment.
  Substantially all of the vacant space is office or warehouse space.
  Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, occupancy as of December 31, 2006 was 88.0%. See page 17 for additional information on our redevelopment program.
  Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, occupancy as of September 30, 2006 was 88.4%. See page 17 for additional information on our redevelopment program.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Leasing Activity
For the Quarter Ended December 31, 2006

                                                                                      TI's/Lease
                                                                             Rental   Commissions  Average
                                     Number     Square   Expiring     New     Rate        Per       Lease
                                    of Leases  Footage     Rates     Rates   Changes  Square Foot   Terms
                                    --------- ---------- --------- --------- -------  ----------- ---------
Leasing Activity

  Lease Expirations
    Cash Basis                         49      509,144    $25.27       -        -          -          -
    GAAP Basis                         49      509,144    $21.93       -        -          -          -
  Renewed/Releasable Space Leased
    Cash Basis                         14      187,213    $19.76    $23.98    21.4%      $3.04    4.6 years
    GAAP Basis                         14      187,213    $19.42    $25.07    29.1%      $3.04    4.6 years
  Month-to-Month Leases In Effect
    Cash Basis                         24       86,090    $28.38    $28.38      -          -          -
    GAAP Basis                         24       86,090    $27.05    $27.32      -          -          -
  Redeveloped/Developed/
  Vacant Space Leased
    Cash Basis                         20      239,758       -      $31.96      -       $17.40    7.6 years
    GAAP Basis                         20      239,758       -      $32.31      -       $17.40    7.6 years
Leasing Activity Summary
  Excluding Month-to-Month Leases
    Cash Basis                         34      426,971       -      $28.46      -       $11.10    6.3 years
    GAAP Basis                         34      426,971       -      $29.13      -       $11.10    6.3 years
  Including Month-to-Month Leases
    Cash Basis                         58      513,061       -      $28.75      -          -          -
    GAAP Basis                         58      513,061       -      $29.31      -          -          -

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Leasing Activity
For the Year Ended December 31, 2006

                                                                                      TI's/Lease
                                                                             Rental   Commissions  Average
                                     Number     Square   Expiring     New     Rate        Per       Lease
                                    of Leases  Footage     Rates     Rates   Changes  Square Foot   Terms
                                    --------- ---------- --------- --------- -------  ----------- ---------
Leasing Activity

  Lease Expirations
    Cash Basis                         103    1,224,143   $24.62       -        -          -          -
    GAAP Basis                         103    1,224,143   $22.42       -        -          -          -
  Renewed/Releasable Space Leased
    Cash Basis                         51      704,826    $21.94    $23.64    7.7%       $3.32    4.8 years
    GAAP Basis                         51      704,826    $20.74    $23.67    14.1%      $3.32    4.8 years
  Month-to-Month Leases In Effect
    Cash Basis                         24       86,090    $28.02    $28.38      -          -          -
    GAAP Basis                         24       86,090    $27.05    $27.32      -          -          -
  Redeveloped/Developed/
  Vacant Space Leased
    Cash Basis                         62      883,503       -      $31.02      -        $6.56    7.5 years
    GAAP Basis                         62      883,503       -      $32.89      -        $6.56    7.5 years
Leasing Activity Summary
  Excluding Month-to-Month Leases
    Cash Basis                         113    1,588,329      -      $27.74      -        $5.13    6.3 years
    GAAP Basis                         113    1,588,329      -      $28.80      -        $5.13    6.3 years
  Including Month-to-Month Leases
    Cash Basis                         137    1,674,419      -      $27.87      -          -          -
    GAAP Basis                         137    1,674,419      -      $28.87      -          -          -

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Lease Expirations
December 31, 2006

                                    Square        Percentage of    Annualized Base Rent
Year of Lease    Number of        Footage of        Aggregate       of Expiring Leases
 Expiration   Leases Expiring   Expiring Leases Leased Square Feet  (per square foot)
------------- ---------------   --------------- ------------------ --------------------
    2007            90       (1)     1,267,876               12.8%              $24.59
    2008            43                 780,175                7.9%              $26.52
    2009            50                 685,896                6.9%              $22.83
    2010            40               1,013,669               10.3%              $26.97
    2011            51               1,457,414               14.7%              $27.07

                                        Square Footage of Expiring Leases
              Markets                       2006          2007
-----------------------------------      -----------   -----------

California - Los Angeles Metro                3,653         4,006
California - San Diego                      194,898        78,208
California - San Francisco Bay              208,038       250,884
Eastern Massachusetts                       347,897       210,283
New Jersey/Suburban Philadelphia              -            40,000
Southeast                                    69,448        12,008
Suburban Washington D.C.                    397,427        56,986
Washington - Seattle                         46,515       127,800
International - Canada                        -             -
                                         -----------   -----------
Total                                     1,267,876 (1)   780,175
                                         ===========   ===========

  Includes month-to-month leases for approximately 86,000 square feet.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Additions to and Dispositions of Properties
For The Quarter Ended December 31, 2006
 (Dollars in thousands)

                                                   Acquisition       Month of       Rentable
                   Markets                            Amount       Acquisition    Square Feet
----------------------------------------------     ------------    ------------   ------------

Addition to Operating Properties:

Eastern Massachusetts                             $     11,100       October           27,960
Eastern Massachusetts                                   95,025 (1)   November         184,577
California - San Francisco Bay                          71,500 (2)   November         150,960
Eastern Massachusetts                                   39,500 (3)   December         132,135
Southeast                                               12,301       December          77,395
                                                  -------------                   ------------
      Additions to Operating Properties                229,426                        573,027

Additions to Properties Under Redevelopment:

None                                                   N/A             N/A            N/A
                                                   ------------                   ------------
    Additions to Properties Under Redevelopment           --                             --

Total Additions to Operating Properties/Properties ------------                   ------------
      Under Redevelopment                         $    229,426                        573,027
                                                  =============                   ============

                                                Acquisition       Month of     Developable
                   Markets                         Amount       Acquisition    Square Feet
----------------------------------------------  ------------    ------------   ------------
Additions of Land:

None                                                N/A             N/A            N/A

                                                Disposition       Month of       Rentable
                   Markets                         Amount       Disposition    Square Feet
----------------------------------------------  ------------    ------------   ------------
Dispositions:

None                                                N/A             N/A            N/A
  In addition to the existing rentable square feet of 184,577, this property also has an additional 240,000 developable square footage. This additional 240,000 of future developable square footage is included in our Imbedded Future Development and Redevelopment Square Footage on page 18.
  Represents the purchase of three properties for a total contract price of approximately $71.5 million.
  Represents the purchase of two properties for a total contract price of approximately $39.5 million.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Properties Undergoing Ground-Up Development, Square Footage Undergoing Redevelopment and Square Footage Undergoing Development/Pre- Construction
December 31, 2006

                                           Estimated
                                           In-Service            Rentable
Markets                                      Dates             Square Footage
---------------------------------------  --------------        ---------------
Properties Undergoing Ground-Up Development (1)

California - San Francisco Bay                4Q07                  154,000 (2)

California - San Francisco Bay                1Q09                  162,000

California - San Francisco Bay                2009                  135,000

New York - New York City                 2009/2010/2011             725,000
                                                               ---------------
Total Properties Undergoing Ground-Up Development (1)             1,176,000
                                                               ---------------
Square Footage Undergoing Redevelopment (3)

California - Los Angeles Metro                4Q08                   29,660

California - San Diego                        3Q07                   87,140

California - San Diego                        2009                   43,600

California - San Diego                        2009                   30,147

California - San Francisco Bay                1Q07                   14,502

California - San Francisco Bay                3Q07                   58,400

Eastern Massachusetts                         1Q07                   25,847

Eastern Massachusetts                         2Q07                   26,589

Eastern Massachusetts                         4Q08                  155,090

Eastern Massachusetts                         2009                   23,391

Southeast                                     2Q08                   45,841

Washington - Seattle                          4Q07                   12,719

Washington - Seattle                          3Q07                   59,773
                                                            ---------------
Total Square Footage Undergoing Redevelopment (3)                   612,699

Total Square Footage Undergoing Development/Pre-Construction (4)  4,201,000
                                                            ---------------
Grand Total                                                       5,989,699
                                                            ===============

In accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost" ("SFAS 34") and Statement of Financial Accounting Standards No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" ("SFAS 67"), we are required to capitalize direct construction, including pre-construction costs, interest, property taxes, insurance and other costs directly related and essential to the acquisition, development, redevelopment or construction of a project. Pursuant to SFAS 34 and SFAS 67, capitalization of construction, development and redevelopment costs, including interest, is required while activities are ongoing to prepare an asset for its intended use. Pre-construction costs includes costs related to the development of plans and the process of obtaining entitlements and permits from government authorities. Costs incurred after a project is substantially complete and ready for its intended use are expensed as incurred. Should development, redevelopment or construction activity cease, construction costs, including interest, would no longer be eligible for capitalization, under SFAS 34 and SFAS 67, and would be expensed as incurred. Interest mandated to be capitalized on ground-up development, active redevelopment and other construction projects, including development/pre- construction on certain land parcels, for the three months ended December 31, 2006, was approximately $9.0 million.

  Our aggregate construction costs to date approximate $50 per developable square foot.
  This development project is partially leased and the balance is under negotiation.
  Our redevelopment program involves ongoing activities necessary for the permanent change of use of applicable redevelopment space to office/laboratory space. Spaces currently built out with laboratory improvements are generally not placed into our value-add redevelopment program. As required under GAAP, interest and other costs directly related and essential to the project are capitalized on redevelopment properties on the basis allocable only to that portion of space undergoing redevelopment. In addition to properties undergoing redevelopment, as of December 31, 2006 our asset base contains imbedded opportunities for future permanent change of use to office/laboratory space through redevelopment aggregating approximately 1.2 million rentable square feet. See Summary of Imbedded Future Development and Redevelopment Square Footage on page 18.
  See Summary of Imbedded Future Development and Redevelopment Square Footage on page 18.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Imbedded Future Development and Redevelopment Square Footage
December 31, 2006

                                      Imbedded Future Development and Redevelopment
                                      ----------------------------------------------
                                       Development     Redevelopment
              Markets                 Square Footage   Square Footage     Total
------------------------------------- --------------   -------------- --------------
California - San Francisco Bay            3,324,000 (1)      138,000      3,462,000

California - San Diego                      467,000 (2)      143,000        610,000

Suburban Washington D.C.                    886,000 (3)      397,000      1,283,000

Eastern Massachusetts                       483,000 (4)      185,000        668,000

Washington - Seattle                        386,000 (5)      120,000        506,000

Other                                       384,000 (6)      173,000        557,000
                                      --------------   -------------- --------------
Total Imbedded Future Development
and Redevelopment Square Footage          5,930,000        1,156,000      7,086,000
                                      ==============   ============== ==============

The imbedded future development and redevelopment square footage shown above represents future ground-up development projects and future redevelopment (permanent change in use of applicable space to office/laboratory space) projects. A significant portion of our imbedded future development square footage is in the development/pre-construction phase (entitlement, permitting, design, etc.). See discussion on SFAS 34 and SFAS 67 on page 17. The exact date of physical construction will depend on successful completion of development/pre-construction activities and management's assessment of overall market conditions. As required under GAAP, direct construction, interest, property taxes, insurance and other costs directly related and essential to the development/pre-construction, or construction of a project, is mandated to be capitalized during pre-construction when activities are ongoing to bring these assets to their intended use.

  Approximately 2.7 million developable square feet located in the San Francisco Bay market is in development/pre-construction.
  Approximately 427,000 developable square feet located in the San Diego market is in development/pre-construction.
  Approximately 494,000 developable square feet located in the Suburban Washington D.C. market is in development/pre-construction.
  Approximately 258,000 developable square feet located in the Eastern Massachusetts market is in development/pre-construction.
  Approximately 245,000 developable square feet located in the Seattle market is in development/pre-construction.
  Approximately 54,000 developable square feet located in other markets is in development/pre-construction.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Capital Costs
For the Year Ended December 31, 2006
(In thousands)

Property-related capital expenditures (1)	$ 1,214
Leasing costs (2)	$ 369
Property-related redevelopment costs (3)	$ 107,979
Property-related development costs (3)	$ 169,891

  Property-related capital expenditures include all major capital and recurring capital expenditures except capital expenditures that are recoverable from tenants, revenue-enhancing capital expenditures, or costs related to the redevelopment of a property. Major capital expenditures consist of roof replacements and HVAC systems which are typically identified and considered at the time the property is acquired. Capital expenditures fluctuate in any given period due to the nature, extent or timing of improvements required and the extent to which they are recoverable from tenants. Approximately 91% of our leases (based on rentable square feet) provide for the recapture of certain capital expenditures (such as HVAC systems maintenance and/or replacement, roof replacement and parking lot resurfacing). In addition, we implement an active preventative maintenance program at each of our properties to minimize capital expenditures.
  Leasing costs consist of tenant improvements and leasing commissions related to leasing of acquired vacant space and second generation space.
  Amount includes leasing costs related to development and redevelopment projects.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Conference Call Information
For the Fourth Quarter and Year Ended December 31, 2006

Alexandria Real Estate Equities, Inc. will be hosting a conference call to discuss its operating and financial results for the fourth quarter and year ended December 31, 2006:

Date:	February 9, 2007
Time:	11:00 A.M. Pacific Standard Time
Phone Number:	(719) 457-2679
Confirmation Code:	1402414